Exhibit 99


[SPRINT LOGO]

                                                                    News Release

                                                                   Sprint Nextel
                                                        2001 Edmund Halley Drive
                                                               Reston, Va. 20191



                                                                  Media Contact:
                                                      Leigh Horner, 703-433-3044
                                                         leigh.horner@sprint.com

                                                               Investor Contact:
                                                       Kurt Fawkes, 800-259-3755
                                                   investor.relations@sprint.com


               CEO GARY FORSEE NAMED AS CHAIRMAN OF SPRINT NEXTEL

RESTON, Va. Dec. 12, 2006 - Sprint Nextel Corp.'s (NYSE: S) Board of Directors today named President and Chief Executive Officer Gary D. Forsee to serve as the company's Chairman. Forsee replaces Tim Donahue, who retires as Executive Chairman at the end of this month.

"As Sprint Nextel moves forward, we are pleased that Gary Forsee will now lead the board," said Irvine O. Hockaday, chairman of the Nominating and Corporate Governance Committee, and lead independent director. "Sprint Nextel has the assets, brands and strategic direction in place, and we are confident under Gary's leadership that the company's goals will be realized."

"On behalf of the entire board and all the employees we want to thank Tim Donahue for his invaluable and inspiring leadership, and we wish him well in his retirement," said Hockaday.

Forsee has served as president and chief executive officer of Sprint Nextel since the company's merger in August 2005, and before that served as CEO and chairman of Sprint, starting in March and May 2003, respectively. Forsee is a 34-year veteran of the telecommunications industry.

In addition, Sprint Nextel announced the appointment of Sprint Nextel board director Robert R. Bennett to chair the Finance Committee and serve on the Audit Committee.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving more than 51 million customers at the end of third quarter 2006; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

Sprint Nextel's ability to realize its goals is a forward-looking statement, the discussion of which is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: competitive conditions and market acceptance of Sprint Nextel's products and services; costs and business risks associated with providing new services; economic conditions in targeted markets; performance of our technologies; timely development and delivery of new technologies; actions by regulatory agencies and the risks that have been described from time to time in Sprint Nextel's reports filed with the SEC, including the annual report on Form 10-K for the year ended December 31, 2005, as amended, and its quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date they were made, and Sprint Nextel has no intention or obligation to update or revise any forward-looking statements in light of new information or future events.